Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 121 to the Registration Statement on Form N-1A of Fidelity Hastings Street Trust: Fidelity Fifty, Fidelity Mega Cap Stock Fund, Fidelity Fund and Fidelity Growth Discovery Fund of our report dated August 19, 2008 on the financial statements and financial highlights included in the June 30, 2008 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

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/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
August 27, 2008